ATTICUS PARTNERS, L.P.

Dear Stockholder:

Please accept our thanks for sending in your BLUE Proxy Card.

To avoid the possibility of the validity of your BLUE Proxy Card being challenged or disqualified for the reason(s) indicated below, we are requesting that you sign, date and mail the enclosed new BLUE Proxy Card with the correction indicated below in the self-addressed envelope provided for your convenience. This BLUE Proxy Card will automatically revoke any previous BLUE Proxy Card when it is returned to us.

[] Your previous BLUE Proxy was unsigned. (If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

[] Your previous BLUE Proxy was undated. (Please date, sign and return the new proxy in the enclosed envelope.)

[] Your previous BLUE Proxy omitted your title or authority. (If signing as attorney, executor, administrator, personal representative of the estate, corporate officer, partner, trustee, custodian or guardian, please sign and give your full title as such.)

[] Your previous BLUE Proxy, as signed, did not conform to the name shown on the Proxy. (Please date and sign the BLUE Proxy Card exactly as the registration appears on the proxy, including your full title if signing other than in an individual capacity. If the registration is in the name of a custodian for the benefit of a minor, the custodian must sign and indicate their capacity. If you are a beneficiary 18 years or older, you may sign as long as you indicate your age.)

[] Your previous BLUE Proxy, as marked, did not clearly specify your instructions. (Please sign, date and clearly mark your proxy.)

[]       Other__________________________________________________________________
         _______________________________________________________________________

Since time is of the essence, we would greatly appreciate your signing, dating and mailing the enclosed BLUE Proxy Card as soon as possible. Please mail it in the envelope provided for your convenience. Once again, we greatly appreciate your support.


Sincerely,


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ATTICUS PARTNERS, L.P.